OSI Restaurant Partners, LLC Announces Appointment of David Deno as Chief Financial Officer

Dirk Montgomery Assumes New Role of Chief Value Chain Officer

TAMPA, FL - May 4, 2012 - OSI Restaurant Partners, LLC (OSI) today announced the appointment of David Deno as Executive Vice President and Chief Financial Officer. Deno will be responsible for all areas of financial reporting as well as business analytics and strategy. His appointment is effective May 7, 2012.  Deno will also serve as Executive Vice President and Chief Financial Officer of OSI's parent company, Bloomin' Brands, Inc. As previously announced, the company's current Chief Financial Officer, Dirk Montgomery, will assume the new role of Chief Value Chain officer following a short period of on-boarding to facilitate a smooth transition.

“David is a seasoned global executive with extensive finance, operations and business development experience and will be an excellent addition to the Executive Leadership Team,” said Liz Smith, Chairman and Chief Executive Officer, OSI. “We're committed to expanding our world class team to accelerate our long-term growth strategy. David's background and experience will be invaluable in that process, while we also maintain continuity as Dirk transitions to the new role of Chief Value Chain Officer.”

“I have spent my career in the retail and restaurant businesses. I have also been fortunate to be able to work on businesses throughout the United States and the world,” said Deno. “I'm looking forward to joining one of the largest casual dining restaurant companies in the world and building upon the Company's positive momentum.”

Deno brings over 20 years of leadership in corporate finance, with almost 30 years in the hospitality industry. He joins OSI from Best Buy where, since 2009, he has served as President of Asia and CFO of the International Division. Before joining Best Buy, he worked with two private equity firms focusing on investments in the consumer products, restaurant, and retail space. Prior to his time in private equity, Deno spent 15 years with PepsiCo and its restaurant spin-off YUM Brands, serving in positions of increasing responsibility including Chief Financial Officer of Pizza Hut, Chief Financial Officer of YUM Restaurants International, Chief Financial Officer of YUM Brands and finally Chief Operating Officer of YUM Brands.

Prior to joining PepsiCo and YUM, Deno spent nine years with The Pillsbury Company primarily in its restaurant division, where he held positions in finance, real estate and operations. Deno is on the board of Peet's Coffee & Tea as well as Brinker International. He will resign from the Brinker International board as he begins his new role with OSI.

Deno holds a BA from Macalester College and an MBA from the University of Michigan. He has been a Macalester trustee since 1998 and is currently Chair of the Board of Trustees.

In January, Smith announced Montgomery's new role of Chief Value Chain Officer, responsible for identifying new ways to integrate the Company's Productivity, Global Supply Chain and IT organizations to help improve productivity and efficiency. He has led each of these teams in the past. “Dirk has been filling a dual role in two key positions for several months,” said Smith. “We thank him for his strong leadership as CFO and look forward to him getting started in his important new role as Chief Value Chain Offer.”

About OSI Restaurant Partners, LLC
OSI is a portfolio of brands comprised of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's with more than 1,400 restaurants in 49 states and 21 countries and territories internationally.

Investor and Media Contacts:

Investors: Mark Seymour, (813) 830-5362
markseymour@outback.com

Media: Cathie Koch, (813)-830-5127
cathiekoch@outback.com